As filed with the Securities and Exchange Commission on August 4, 2021.

Registration No. 333-257975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adagio Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	85-1403134
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 Wyman Street, Suite 300

Waltham, MA 02451

(603) 252-2274

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tillman U. Gerngross

Chief Executive Officer

Adagio Therapeutics, Inc.

303 Wyman Street, Suite 300

Waltham, MA 02451

(603) 252-2274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Ryan Sansom Courtney M.W. Tygesson Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Richard D. Truesdell, Jr. Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.0001 par value per share	20,355,000	$18.00	$366,390,000	$39,974.00

(1) Includes	2,655,000 shares that the underwriters have the option to purchase.
(2) Estimated	solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)    Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 21, 2021 (Registration No. 333-257975) (as amended, the “Registration Statement”), is submitted solely to amend Item 16 of Part II thereof and to re-file Exhibits 10.9, 10.10 and 10.11 thereto. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits submitted herewith. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Global Market initial listing fee.

Amount
SEC registration fee	$39,974
FINRA filing fee	55,459
Nasdaq Global Market initial listing fee	295,000
Accountants’ fees and expenses	1,250,000
Legal fees and expenses	1,600,000
Printing expenses	220,000
Transfer agent’s fees and expenses	10,000
Miscellaneous	329,567

Total	$3,800,000

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws to be in effect upon the closing of this offering will provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

In connection with this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements will also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We intend to enter into similar indemnification agreements with our executive officers prior to the completion of this offering. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise. Our amended and restated investor rights agreement with certain investors also provides for cross-indemnification in connection with the registration of our common stock on behalf of such investors.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since our inception through the date of the prospectus that forms a part of this registration statement.

In July 2020, we issued and sold an aggregate of 6,237,500 shares of our Series A preferred stock to 24 investors at a purchase price of $8.00 per share, for aggregate consideration of $49.9 million.

In July 2020, we issued 5,000,000 shares of our Series A preferred stock to Adimab in connection with the assignment and license agreement pursuant to which Adimab assigned to us all coronavirus antibodies controlled by it and certain related intellectual property and granted us a license to its platform technology to research, develop, make, use and sell coronavirus antibodies and products containing or comprising coronavirus antibodies.

In October and November 2020, we issued and sold an aggregate of 1,410,434 shares of our Series B preferred stock to 16 investors at a purchase price of $56.72 per share, for aggregate consideration of $80.0 million.

In April 2021, we issued and sold an aggregate of 4,296,550 shares of our Series C preferred stock to 36 investors at a purchase price of $78.08578 per share, for aggregate consideration of $335.5 million.

In April 2021, we issued and sold 1,000 shares of our common stock at a price of $15.88 per share, for consideration of $15,871.

In May 2021, we issued 5,000 shares of our common stock to a consultant in exchange for services.

From June 3, 2020 (the date of our inception) through the date of this registration statement, we granted options under our 2020 Equity Incentive Plan to purchase an aggregate of 23,851,330 shares of common stock, at a weighted-average exercise price of $5.79 per share, to our employees, directors and consultants. Of these,

6,943,240 shares have been issued upon the exercise of options for aggregate consideration of $13,886 and options for the purchase of 115,000 shares of common stock have been forfeited, expired or cancelled.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration.

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant (as amended and currently in effect).

3.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.

3.3*	Bylaws of the Registrant (currently in effect).

3.4*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering).

3.5*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering).

4.1*	Second Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated April 16, 2021.

5.1*	Opinion of Cooley LLP.

10.1+*	2020 Equity Incentive Plan and Forms of Stock Option Agreement, Notice of Stock Option Grant and Notice of Exercise.

10.2+*	2021 Equity Incentive Plan and Forms of Stock Option Grant Notice, Stock Option Agreement, Notice of Exercise, RSU Award Grant Notice and RSU Award Agreement.

10.3+*	2021 Employee Stock Purchase Plan.

10.4+*	Form of Indemnification Agreement with Executive Officers and Directors.

10.5†#*	Assignment and License Agreement by and between the Registrant and Adimab, LLC, dated July 8, 2020.

10.6†#*	Collaboration Agreement by and between the Registrant and Adimab, LLC, dated May 21, 2021.

10.7†#*	Commercial Manufacturing Services Agreement by and between the Registrant and WuXi Biologics (Hong Kong) Limited, dated December 24, 2020.

Exhibit Number	Description of Exhibit

10.8†#*	Cell Line License Agreement by and between the Registrant and WuXi Biologics (Hong Kong) Limited, dated December 2, 2020.

10.9+	Form of Employment Agreement to be entered into by and between the Registrant and Tillman U. Gerngross.

10.10+	Form of Amended and Restated Employment Agreement to be entered into by and between the Registrant and Lynn Connolly.

10.11+	Form of Employment Agreement to be entered into by and between the Registrant and Rebecca Dabora.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

+	Indicates management contract or compensatory plan.
†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and are the type that the Registrant treats as private or confidential.
*	Previously filed.
#	Certain schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the SEC upon request.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Massachusetts, on this 4th day of August, 2021.

ADAGIO THERAPEUTICS, INC.

By:	/s/ Tillman U. Gerngross, Ph.D.
Tillman U. Gerngross, Ph.D.
Co-Founder, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tillman U. Gerngross, Ph.D. Tillman U. Gerngross, Ph.D.	Co-Founder, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2021

/s/ Jane Pritchett Henderson Jane Pritchett Henderson	Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2021

* René Russo, Pharm.D.	Co-Founder, Director and Chair of the Board	August 4, 2021

* Terrance McGuire	Director	August 4, 2021

* Ajay Royan	Director	August 4, 2021

* Howard Mayer, M.D.	Director	August 4, 2021

* Anand Shah, M.D.	Director	August 4, 2021

* Tom Heyman	Director	August 4, 2021

* Michael Wyzga	Director	August 4, 2021

*By:	/s/ Tillman U. Gerngross, Ph.D.
Tillman U. Gerngross, Ph.D.
Attorney-in-fact